Exhibit 5.5

[CGSH Letterhead]

Writer’s Direct Dial:  (212) 225-2654
E-Mail:  dgottlieb@cgsh.com

Credit Suisse Group
Paradeplatz 8, P.O. Box 1
CH 8070 Zurich, Switzerland

Credit Suisse

Paradeplatz 8
CH 8070 Zurich, Switzerland

March 29, 2007

Ladies and Gentlemen:

We have acted as special U.S. counsel to Credit Suisse Group, a corporation organized under the laws of Switzerland (the “Group”) and Credit Suisse, a corporation organized under the laws of, and duly licensed as a bank in, Switzerland (the “Bank”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a post-effective amendment to the registration statement on Form F-3 (File No. 333-132936) relating to the offering from time to time, together or separately and in one or more series (if applicable), of (i) senior debt securities of the Bank (the “Senior Debt Securities”), (ii) subordinated debt securities of the Bank (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) and (iii) warrants of the Bank (the “Warrants” and, together with the Debt Securities, the “Offered Securities”), and relating to the registration, solely for market-making purposes, of (iv) subordinated guarantees of the Group (the “Group Guarantees”) in connection with certain outstanding senior debt securities (the “Guaranteed Senior Debt Securities”) previously issued by Credit Suisse (USA), Inc. (the “Company”) and (v) guarantees of the Bank in connection with the Guaranteed Senior Debt Securities (the “Bank Guarantees” and, together with the Group Guarantees, the “Guarantees”).  Such registration statement, as amended as of its most recent effective date (March 29, 2007), insofar as it relates to the Offered Securities, the Guarantees and the Guaranteed Senior Debt Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement.”  The Offered Securities will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Senior Debt Securities are to be issued under an indenture (the “Senior Indenture”) to be entered into between the Bank and The Bank of New York, as trustee (the “Trustee”).  The Subordinated Debt Securities are to be issued under an indenture (the “Subordinated Indenture” and, together with the Senior Indenture, the “Debt Indentures” and, individually, a “Debt Indenture”) to be entered into between the Bank and the Trustee.

The Group Guarantees and the Bank Guarantees have been issued under the following supplemental indentures among the Group, the Bank, the Company and the Trustee:

•                  the supplemental indenture, dated as of March 26, 2007 (the “2001 Supplemental Indenture”), to the senior indenture, dated as of June 1, 2001, between the Company, formerly known as Credit Suisse First Boston (USA), Inc., and The Bank of New York, as successor to The Chase Manhattan Bank, as trustee;

•                  the supplemental indenture, dated as of March 26, 2007 (the “”1998 Supplemental Indenture’’), to the senior indenture, dated as of June 8, 1998 between the Company, as successor to Donaldson, Lufkin & Jenrette, Inc., and The Bank of New York, as successor to The Chase Manhattan Bank, as trustee;

•                  the supplemental indenture, dated as of March 26, 2007 (the “1997 Supplemental Indenture”), to the indenture, dated as of September 3, 1997, between the Company, as successor to Donaldson, Lufkin & Jenrette, Inc., and The Bank of New York, as successor to The Chase Manhattan Bank, as trustee; and

•                  the supplemental indenture, dated as of March 26, 2007 (the “1995 Supplemental Indenture”), to the indenture, dated as of October 25, 1995, between the Company, as successor to Donaldson, Lufkin & Jenrette, Inc., and the Trustee.

The 2001 Supplemental Indenture, 1998 Supplemental Indenture, 1997 Supplemental Indenture and 1995 Supplemental Indenture are each referred to herein as a “Supplemental Indenture” and, collectively, as the “Supplemental Indentures.”

The Warrants are to be issued from time to time under one or more warrant agreements (collectively, the “Warrant Agreements” and, individually, a “Warrant Agreement”) to be entered into by the Bank and one or more institutions, as warrant agents, each to be identified in the applicable Warrant Agreement.

In arriving at the opinions expressed below, we have reviewed the Registration Statement, including the form of Senior Indenture, the form of Subordinated Indenture, the form of Senior Debt Securities, the form of Subordinated Debt Securities and executed copies of the Supplemental Indentures filed as exhibits thereto, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.  In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, and we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.             The Senior Debt Securities will be the valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Senior Indenture.

2.             The Subordinated Debt Securities will be the valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Subordinated Indenture.

3.             The Group Guarantees included in the Supplemental Indentures are the valid, binding and enforceable obligations of the Group.

4.             The Bank Guarantees included in the Supplemental Indentures are the valid, binding and enforceable obligations of the Bank.

5.             The Warrants will be the valid, binding and enforceable obligations of the Bank.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Group or the Bank,  (a) we have assumed that the Group, the Bank and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Offered Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Group or the Bank regarding matters of the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinions expressed above, we have further assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will or have become effective and comply with all applicable laws, (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Offered Securities are offered or issued as contemplated by the Registration Statement, (iii) the terms of the Debt Securities and Warrants will conform to the forms thereof, and the terms of all Debt Indentures and Warrant Agreements will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon the Group or the Bank, as applicable, or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Group or the Bank, as applicable, (iv) the Debt Securities and Warrants will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (v) the Group or the Bank, as the case may be, will authorize the offering and issuance of the Debt Securities and Warrants and will authorize, approve and establish the final terms and conditions thereof and will authorize, approve and establish the terms and conditions of any applicable Warrant Agreements and will take any other appropriate additional corporate action and (vi) certificates, if required, representing the Debt Securities and Warrants will be duly executed and delivered and, to the extent required by the applicable Debt Indenture and Warrant Agreement, duly authenticated and countersigned.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Offered Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree.  There is no corresponding Federal statute and no controlling Federal court decision on this issue.  Accordingly, we express no opinion as to whether a Federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

We express no opinion with respect to the enforceability of Section 11.01 of each of the Supplemental Indentures with respect to the Group as guarantor, and Section 11.02 of each of the Supplemental Indentures with respect to the Bank as guarantor, to the effect that each such guarantor is liable as a primary rather than a secondary obligor.

The waivers of defenses contained in Section 11.01 and Section 11.02 of each of the Supplemental Indentures may be ineffective to the extent that any such defense involves a matter of public policy in New York.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters,” and to the use of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ DAVID I. GOTTLIEB
David I. Gottlieb, a Partner